EXHIBIT 99.3

HYPERSPACE COMMUNICATIONS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2005

The following unaudited pro forma combined consolidated financial information and explanatory notes present how the combined consolidated financial statements of HyperSpace Communications, Inc. and GTG PC Holdings, LLC (referred to as “MPC”) may have appeared had the businesses actually been combined as of:

•	January 1, 2005 for purposes of the unaudited pro forma combined consolidated Statement of Operations for the six months ended June 30, 2005.
•	June 30, 2005 for purposes of the unaudited pro forma consolidated Balance Sheet as of June 30, 2005.

The unaudited pro forma combined financial information shows the impact of the merger of HyperSpace and MPC on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with HyperSpace treated as the acquirer. Under this method of accounting, the assets and liabilities of MPC will be recorded by HyperSpace at their estimated fair values as of the date the merger is completed.

The merger agreement was announced on March 21, 2005 and provided for HyperSpace to issue approximately 3.67 million shares of common stock and 5.55 million in warrants. The merger was consummated in July 2005. The unaudited pro forma combined consolidated financial information has been derived from and should be read together with the historical audited financial statements and the related notes of:

•

HyperSpace included in its 10-KSB and 10-QSB’s for the year ended December 31, 2004, for the three months ended March 31, 2005 and for the six months ended June 30, 2005, filed with the Securities and Exchange Commission; and

•	MPC included in the proxy statement of HyperSpace filed with the Securities and Exchange Commission on June 17, 2005 and elsewhere in the Form 8-K to which this document is a part.

MPC has a 52/53-week fiscal accounting year. Accordingly, all references as of and for the six months ended June 30, 2005, reflect amounts as of and for the periods ended July 2, 2005 in the case of MPC.

The unaudited pro forma combined consolidated financial data is based on estimates and assumptions that are preliminary. The data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of the proposed combined entity that would have been reported had the proposed merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition.

The unaudited pro forma combined consolidated financial information is presented for illustrative purposes and includes the entries to record the deal costs incurred in the consummation of this merger, the revalued MPC assets and the related estimated amortization, impairment and depreciation expenses. The unaudited pro forma combined financial information does not indicate the financial results of the combined companies, had the companies actually been combined, and does not show the possible impact of the following:

•	expense efficiencies and cost reductions which could occur due to the consolidation of certain overhead functions;
•	increased costs of being a public company that the merger entity will incur; and
•	other factors which are not yet determinable.

In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined consolidated financial information, the allocation of the purchase price reflected in the pro forma combined consolidated financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon the effective time of the merger. We have engaged an independent appraisal organization to assist in this valuation but their report is not yet finalized.

HYPERSPACE COMMUNICATIONS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

As of June 30, 2005

(Amounts in thousands, except per share data)

	HyperSpace	MPC	Pro-Forma Adjustments	Pro Forma
ASSETS
Cash and Cash Equivalents	$4,227	$3,032	$-	$7,259
Accounts Receivable, net of reserves	$72	$38,471	$-	$38,543
Inventories, net of reserves	$-	$29,785	$660	$30,445
Prepaid maintenance and warranty costs	$-	$23,431	$-	$23,431
Other current assets	$497	$1,230	$-	$1,727
Current Assets	$4,796	$95,949	$660	$101,405

Property & Equipment, net	$80	$1,680	$7,120	$8,880
Capitalized Software, net	$261	$-	$-	$261
Goodwill	$-	$-	$20,271	$20,271
Amortizable intangibles	$-	$4,626	$31,114	$35,740
Long-term portion of prepaid maintenance and warranty cost	$-	$1,419	$-	$1,419
Other assets	$-	$1,252	$-	$1,252
Total Non- Current Assets	$341	$8,977	$58,505	$67,823

Total Assets	$5,137	$104,926	$59,165	$169,228

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Accounts Payable & Accrued Expenses	$527	$55,090	$4,587	$60,204
Deferred Revenue	$96	$33,486	$(2,651)	$30,931
Current Portion of Notes & Debt	$1,126	$21,939	$550	$23,615
Deferred Tax Liability	$-	$-	$876	$876
Warranty Reserves	$-	$4,017	$(224)	$3,793
Accrued Royalties & Licenses	$-	$3,004	$-	$3,004
Total Current Liabilities	$1,749	$117,536	$3,138	$122,423

Long-term of Notes & Debt	$-	$509	$4,850	$5,359
Deferred Tax Liability	$-	$-	$4,201	$4,201
Warranty Reserves	$-	$1,770	$(99)	$1,671
Deferred Revenue	$-	$14,451	$(1,578)	$12,873
Total Long-term Liabilities	$-	$16,730	$7,374	$24,104

Common Stock	$12,089	$-	$19,313	$31,402
Accumulated Deficit	$(8,701)	$(29,340)	$29,340	$(8,701)
Total Stockholders’ Equity/(Deficit)	$3,388	$(29,340)	$48,653	$22,701

Total liabilities and equity	$5,137	$104,926	$59,165	$169,228

Book Value per Share				$3.07
Shares Used to Compute Book Value Per Share				7,403

See accompanying Notes to the Unaudited Pro Forma Combined Consolidated Financial Statements

HYPERSPACE COMMUNICATIONS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2005

(Amounts in thousands, except per share data)

	HyperSpace	MPC		Pro-Forma Adjustments	ProForma

Revenues	$165	$157,720		$-	$157,885
Cost of Goods Sold	$87	$138,965		$-	$139,052
Gross profit	$78	$18,755		$-	$18,833

Gross profit %	47%	12%			12%

Operating Expenses
Research & Development	$181	$2,353	$		$2,534
Depreciation & Amortization	$68	$1,087		$3,433	$4,588
Sales, Marketing and G&A	$1,408	$23,237	$		$24,645
Total Operating Expenses	$1,657	$26,677		$3,433	$31,767

Profit from Operations	$(1,579)	$(7,922)		$(3,433)	$(12,934)

Other Income/(Expense)
Other	$-	$-	$		$-
Interest Expense, net	$(2)	$(1,066)	$		$(1,068)
Total Other Income/(Expense)	$(2)	$(1,066)		$-	$(1,068)

Preferred Dividends	$-	$-		$-	$-

Net Loss Attributable to Ordinary Shareholders	$(1,581)	$(8,988)		$(3,433)	$(14,002)

Net Loss Per Ordinary Share
Basic & Fully Diluted					$(1.89)

Weighted Average Ordinary Shares Outstanding
Basic & Fully Diluted					7,405

See accompanying Notes to the Unaudited Pro Forma Combined Consolidated Financial Statements

HYPERSPACE COMMUNICATIONS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2005, for the Six Months Then Ended

Note 1	Basis of Presentation

The accompanying unaudited pro forma combined consolidated balance sheet of HyperSpace as of June 30, 2005 has been prepared to give effect to the merger as if it had occurred on June 30, 2005. The accompanying unaudited pro forma combined consolidated statements of operations of HyperSpace for the six-months ended June 30, 2005 have been prepared to give effect to the merger as if the merger had occurred on January 1, 2005.

HyperSpace will account for the merger using the purchase method of accounting for business combinations. Under the purchase method of accounting, HyperSpace is deemed to be the acquirer for accounting purposes based on a number of factors determined in accordance with GAAP. The purchase method of accounting requires that MPC assets acquired and liabilities assumed by HyperSpace be recorded at their estimated fair values.

The unaudited pro forma combined consolidated financial statements may not be inclusive of all the adjustments for liabilities that will result from integration activities, as management of HyperSpace and MPC are in the process of finalizing these assessments. The estimates of these costs are used in the financial statements may change that would affect amounts in the unaudited pro forma combined consolidated financial statements.

Note 2	Pro Forma Adjustments Related to the Merger

The unaudited pro forma combined balance sheet includes the following adjustments:

(a)   These adjustments reflect the purchase price paid by HyperSpace and adjustments to the historical book values of MPC’s assets and liabilities as of June 30, 2005 to their estimated fair values, in accordance with purchase accounting. The following table represents the preliminary allocation of the total purchase price of MPC to the assets acquired and the liabilities assumed based on the preliminary estimates of fair value.

In Thousands
Except Per Share
Shares of HCO Common Stock to be Issued	3,671
Assumed Price of HCO Common Stock	$3.21
$11,765
Fair Value of Warrants Issued	$7,241
Plus: Estimated HCO and MPC Merger Costs	$3,860
Total Preliminary Estimated Purchase Price	$22,866

Plus: Liabilities Assumed by HCO
Current Liabilities	$117,536
Reserves for Other Liabilities	$4,850
Severance Costs for MPC Employees	$1,585
Deferred Revenue Adjustment	$(4,229)
Accrued Warranty Adjustment	$(323)
Net Deferred Tax Liability Recorded	$5,077
Fair Value of Long-term Debt & Obligations	$16,730
Total Purchase Price plus Liabilities Assumed	$164,092

Fair Value of MPC’s Assets:
Current Assets	$95,949
Inventory Adjustment	$660
Other Assets	$2,671
Property & Equipment	$8,800
Intangibles	$35,740
Goodwill	$20,271
$164,092

(i)

Under the terms of the merger agreement, total consideration for the shares of MPC is fixed at 3.67 million shares of common stock and warrants to purchase 5.55 million shares of HyperSpace’s common stock.

(ii)

The fair value of HyperSpace’s common stock price, as determined by the average closing price on the American Stock Exchange, on the two business days before and after the merger was announced on March 21, 2005, was $3.21. The fair value of the HyperSpace warrants to be issued were estimated using Black-Scholes valuation assumptions, including a ten year expected life which corresponds to the actual exercise period of the warrant grant, a volatility rate of 25% which is the assumed volatility of the HyperSpace stock, an approximate risk free interest rate of 3.5% and a zero percentage dividend yield.

(iii)

The total purchase price includes $3.9 million of estimated direct merger costs to be incurred by HyperSpace and MPC. These costs include investment banking expenses, legal and accounting fees, printing expenses and other merger related costs. Included in these deal costs is the fair value of warrants issued to certain investment bankers in the amount of $308,000. This amount was determined using the Black-Scholes pricing model using the same assumptions as discussed under item (i) above. The net deal costs to be settled in cash approximate $3 million. No internal HyperSpace or MPC costs such as payroll costs have been included in the amounts above.

(iv)

The preliminary allocation of purchase price includes approximately $20.2 million of Goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. We estimate that an adjustment to MPC’s plant equipment will comprise most of the revaluation of tangible assets. In addition we have made adjustments to MPC’s Inventories, Deferred Revenues, Liabilities and Warranty to reflect their fair values. The significant factors that we estimate will contribute to the recognition of intangibles include economies of scale in connection with our existing domestic operations, and the ability to acquire an established business with an assembled workforce, technological and operational expertise in the manufacture and sale of computer and server hardware products, certain product rights, customer contracts and relationships and MPC’s trade name. We have provided our best estimate of how the purchase price will be allocated to these various categories. We are currently finalizing these valuations with an independent third party appraisal expert including the relative allocation to these asset categories. The independent third party may determine an allocation which is materially different from the estimate used in the accompanying unaudited pro-forma financial statements.

(v)

In July 2001, the Financial Accounting Standards Board issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. As a result of these two pronouncements, goodwill recorded in connection with business combinations is no longer amortized but rather tested for impairment at least annually. The accompanying unaudited pro forma combined statements of operations include the no amortization of the goodwill to be recorded in the merger for the six months ended June 30, 2005. We will perform the impairment test of goodwill for all future reporting periods. In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

(vi)

The purchase price allocation is preliminary and is subject to change due to several factors, including, but not limited to: (1) changes in the fair values of MPC’s assets and liabilities as of the effective time of the merger; (2) the final merger costs incurred, and (3) changes in HyperSpace’s valuation estimates that may be made between now and the time the purchase price allocation is finalized.

        (b)   The unaudited pro forma combined consolidated Statements of Operations include the following adjustments:

•

An additional $880,000 in depreciation from the increase in the pre-merger MPC book value of Property & Equipment for the six months ended June 30, 2005. The revalued assets which comprise mostly of plant machinery, assembly line and manufacturing equipment are estimated to be depreciated over five years.

•

An additional $2.6 million in amortization of Intangibles for the six months ended June 30, 2005. The assets which comprise mostly of customer relationships, Governmental and State contracts and non-compete contracts are estimated to amortized over seven years.

Note 3	MPC Management’s Compensation Plan

Designated MPC officers and key employees have been granted rights to receive a portion of the proceeds of liquidity events pursuant to: (a) the MPC Computers 2002 Equity Participation and Retention Plan (the “EPP”), and (b) employment agreements between MPC Computers, LLC and each of Michael Adkins and Adam Lerner.

HyperSpace will assume the responsibility for the benefits under the EPP and the employment contracts. MPC management will receive stock grants after the consummation of the merger which will vest over the subsequent twelve months. Any MPC managers, who receive stock awards, and who elect to leave the combined company after the merger before these stock awards vest, will forfeit such awards and such stock will return to HyperSpace. As these stock awards are made, after the consummation of the merger, HyperSpace will treat this as compensation expense and record entries on its books as required by GAAP.

Note 4   Weighted Average Common Shares Outstanding

The HyperSpace weighted average basic and diluted shares outstanding are from the audited historical consolidated financial statements. Those numbers have been adjusted to give effect to the exchange of HyperSpace common stock for MPC common stock, the exercise of in the money HyperSpace stock options, the conversion of all in the money HyperSpace warrants including warrants issued to Gores as part of the purchase price, which are assumed to occur upon closing of the merger.

Note 5	HyperSpace Convertible Debt

At any time prior to maturity date, HyperSpace’s $1.2 million in convertible debt is convertible, including accrued interest, at the option of the holder into common stock. The unaudited pro-forma combined consolidated financial statements do not assume to conversion of any such debt. Subsequent to June 30, 2005, $773,000 of HyperSpace’s convertible debt outstanding at June 30, 2005 has converted to equity. The remaining unconverted amount is convertible at $3.50 per share.

Note 6	Income Tax

For the year ended January 1, 2005, GTG PC Holdings was organized as a limited liability company that had elected to be taxed as a partnership for Federal and State income tax purposes. Accordingly no tax entries were recorded on GTG PC Holdings’s historical financial statements for the year then ended. Subsequent to January 1, 2005, GTG PC Holdings filed an election with the Internal Revenue Service pursuant to which it has requested to be treated as a C-corporation. Accordingly, the unaudited pro-forma combined consolidated Balance Sheet has been adjusted to close out GTG PC Holdings’s Accumulated Deficit of $29.3 million to Common Stock.

The unaudited combined consolidated Statement of Operations have no income tax benefit with respect to the net loss due to the existence of a net valuation allowance at the end of fiscal year ended 2004 and at the end of the second quarter of Fiscal 2005.

A deferred tax liability has been incurred related to the changes to book values from the revaluation of MPC’s Inventory, Deferred Revenue, Warranty Reserves, Property & Equipment and Intangible assets, other than Goodwill, which is expected to occur as a result of this transaction, which is non-taxable in nature, in the amount of $19.4 million. In addition, the combined company would have had a deferred tax asset at June 30, 2005 in the amount of $14.3 million. The deferred tax assets and liabilities have been recorded as short-term assets and long-term liabilities on the combined pro-forma Balance Sheet as of June 30, 2005.

	Amounts in thousands
Deferred Tax Position of Combined Companies	Total	Short-Term	Long-term
MPC Deferred Tax Asset at June 30, 2005/ Valuation Allowance	$11,364	$3,141	$8,223
Deferred Tax Liability Arising from Revaluation of MPC Assets
Inventory	$(258)	$(258)	$-
Property & Equipment	$(3,433)	$(687)	$(2,746)
Intangibles	$(13,944)	$(1,992)	$(11,952)
Deferred Revenue	$(1,650)	$(1,034)	$(616)
Warranty Reserves	$(126)	$(87)	$(39)
HCO Deferred Tax Asset	$2,970	$41	$2,929
Net Combined Deferred Tax Liability	$(5,077)	$(876)	$(4,201)

As of June 30, 2005, HyperSpace had gross deferred tax assets of approximately $3 million. HyperSpace had recorded a full valuation allowance against these assets due to the fact that it did not meet the realization criteria set out in FAS 109. This Deferred Tax Asset is offset against the increase in MPC’s Deferred Tax Liabilities in the combined pro-forma Balance Sheet at June 30, 2005.

Note 7	Net Loss per Share of Common Stock

The combined pro-forma consolidated Statement of Operations’ Loss per share of common stock has been calculated in accordance with the provisions of Statement of Financial Accounting Standard No. 128, “Earnings Per Share” (FAS 128). For the six months ended June 30, 2005 the HyperSpace weighted average number of common shares outstanding from the audited financial statements has been added to the 3.7 million shares issued as part of this transaction to determine the number of common shares outstanding on a combined basis. Total stock options, stock warrants, preferred stock and convertible debt were not included in the computation of loss per share because their effect was antidilutive; however, if the combined company were to achieve profitable operations in the future, they could potentially dilute such earnings. HyperSpace’s basic and diluted loss per share is equivalent and accordingly only basic loss per share has been presented.